SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.   20549


                          FORM  8-K


                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    September 28, 1995

Commission        Registrant, State of Incorporation,     I.R.S. Employer
File Number         Address and Telephone Number         Identification No.


1-1443            Central and South West Corporation         51-0007707
                  (A Delaware Corporation)
                  1616 Woodall Rodgers Freeway
                  Dallas, TX 75202-1234
                  (214) 777-1000















Item 5.  Other Events.

     On September 28, 1995, Texas Energy Partners plc, a public limited company organized in the United Kingdom (Offeror), which is owned (indirectly through wholly owned subsidiaries) 50% by Central and South West Corporation (Registrant) and 50% by Houston Industries Incorporated (Houston) announced a takeover offer (Original Offer) to acquire all of the issued and outstanding ordinary shares, 50 pence each (Norweb Shares), including Norweb Shares represented by American Depositary Shares, each of which is evidenced by American Depositary Receipts representing three Norweb Shares (Norweb ADSs), of NORWEB plc, a public limited company incorporated in the United Kingdom (Norweb).

     Under the Original Offer, holders of Norweb shares were offered 8.50 pounds (approximately $13.52) per Norweb share in cash and a special dividend of 2.00 pounds (approximately $3.18) per Norweb share. On September 28, 1995, but subsequent to the Original Offer, North West Water plc, a British water utility (North West Water), offered holders of Norweb shares
9.75 pounds (approximately $15.51) per Norweb share in cash and a special dividend of 1.00 pound (approximately $1.59). On October 3, 1995, in response to North West Water's offer, Texas
Energy Partners plc increased its cash offer to holders of Norweb shares (Increased Offer) to 8.85 pounds (approximately $14.08) per Norweb Share in cash and a special dividend of
2.00 pounds (approximately $3.18) per Norweb Share.

     Norweb is one of the twelve regional electric companies covering England and Wales. It distributes and supplies electricity to approximately 2.2 million customers in the North West of England. Norweb is a foreign private issuer which is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith files reports and other information with the Securities and Exchange Commission.
For additional information concerning Norweb, see Norweb's Amendment No. 3 to its Registration Statement Pursuant to
Section 12(g) of the Exchange Act filed October 3, 1994 and its other filings under the Exchange Act.

     The Increased Offer is expected to be made by a single tender offer in the United States, the United Kingdom and certain other jurisdictions. Holders of Norweb Shares are being offered 10.85 pounds (approximately $17.26) per Norweb Share, comprising 8.85 pounds (approximately $14.08) per Norweb Share in cash and a special dividend of 2.00 pounds (approximately $3.18) per Norweb Share. Holders of Norweb ADSs who accept the Increased Offer would receive an aggregate of 32.55 pounds (approximately $51.78) per Norweb ADS inclusive of the special dividend. In lieu of all or part of the cash consideration, each holder of Norweb Shares (other than holders in the United States and certain other jurisdictions where compliance with regulatory formalities would be required) will have the option to receive loan notes of the Offeror. Such loan notes are intended to provide certain tax benefits under applicable English tax law to holders in the United Kingdom. A total of approximately 1.74 billion pounds (or approximately $2.77 billion), inclusive of the special dividend, would be required to be paid to purchase all outstanding Norweb Shares and Norweb ADSs for cash pursuant to the Increased Offer. The Offeror intends to obtain the amounts necessary to complete the Increased Offer from the proceeds of borrowings under credit lines arranged by the Offeror for that purpose and capital contributions or loans to be made to the Offeror by the Registrant and Houston
(Parent Contributions). The Registrant, as the indirect owner of 50% of the Offeror, has committed to contribute to the capital or loan to Offeror one half of the total amount of the Parent Contributions and intends to meet such commitment through internally generated funds and through


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the proceeds of borrowings under a credit line which has
been arranged by the Registrant for that purpose.

     The pound sterling amounts set forth herein have been converted into U.S. dollar amounts for illustrative purposes only at an exchange rate of 1.00 pound = $1.5909, the prevailing rate at 12:00 noon New York City time on October 2, 1995, the day prior to the announcement of the Increased Offer.

     The provisions of the Increased Offer and the Original Offer are described in the press releases dated October 3, 1995 and September 28, 1995, respectively, which are attached hereto as Exhibits 99.1 and 99.2, respectively, and are hereby incorporated by reference herein in their entirety.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.
          99.1  Joint Press Release of Central and
                South West Corporation and Houston Industries
                Incorporated dated October 3, 1995, Increased
                Cash Offer for Norweb.


          99.2  Joint Press Release of Central and South
                West Corporation and Houston Industries
                Incorporated dated September 28, 1995.























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SIGNATURE

     Pursuant to the requirements of the Securities Exchange

Act of 1934, the registrant has duly caused this report to

be signed on its behalf by the undersigned hereunto duly

authorized.





                          CENTRAL AND SOUTH WEST CORPORATION


Date:  October 4, 1995

                              By:   Wendy G. Hargus
                                    Wendy G. Hargus
                                      Controller








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